EXHIBIT 10.1

EXECUTIVE SEVERANCE AGREEMENT

This EXECUTIVE SEVERANCE AGREEMENT ("Agreement") has been executed as of the ____ day of _______________, 200__ between _________________________________ ("Executive") and LaBARGE, INC., a Delaware corporation (the "Company").

WHEREAS, Executive is the _____________________________ of the Company; and

WHEREAS, the Company is willing, subject to the terms of this Agreement, to provide certain benefits to the Executive in the event of termination of his employment following a Change of Control (as defined below);

THEREFORE, the parties agree as follows:

    Certain Definitions. For purposes of this Agreement the following words shall have the following meanings:

      "Board" shall mean the Board of Directors of the Company.

      "Change in Control" means the first to occur of any of the following events:

        any merger, consolidation, share exchange, or other combination or reorganization involving the Company, irrespective of which party is the surviving entity, excluding any merger, consolidation, share exchange, or other combination involving the Company solely in connection with the acquisition by the Company of any other entity.

        any sale, lease, exchange, transfer, or other disposition of all or substantially all of the assets of the Company;

        any acquisition (other than pursuant to will, the laws of descent and distribution, gift to a parent, child, spouse or descendant, or pursuant to an employee benefit plan) or agreement to acquire by any person or entity, directly or indirectly, beneficial ownership of twenty-five percent (25%) or more of the outstanding voting stock of the Company;

        during any period of two consecutive years during the term hereof, individuals who at the date of this Agreement constitute the Board of Directors of the Company (the "Board" and, as of the date hereof, the "Incumbent Directors") cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of such director's term has been approved by at least two-thirds of the Incumbent Directors then in office; any such director so approved shall thereafter be an Incumbent Director; or

        a majority of the Board or a majority of the stockholders of the Company approve, adopt, agree to recommend, or accept any agreement, contract, offer, or other arrangement providing for any of the transactions described above; or

        any series of transactions resulting in any of the transactions described above; or

        any other set of circumstances which the Board of Directors deems to constitute a Change in Control.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Effective Date" shall mean the first date on which a Change of Control occurs, or such earlier date as the Human Resources Committee of the Board may determine with respect to the Executive. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Company is terminated and if such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to affect a Change of Control, or (ii) otherwise arose in connection with, or in anticipation of, a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

      "Employment Period" shall mean the period commencing on the Effective Date and ending on the first anniversary of such date.

      "Fiscal Year" shall mean the fiscal year of the Company.

    Terms of Employment.

      Location and Duties.

        The Company shall keep the Executive in its employ for the Employment Period. During the Employment Period, the Executive's services shall be required to be performed at the location where the Executive was employed immediately preceding the Effective Date, or at any office or location less than 50 miles from such location.

        During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive will be expected to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's assigned responsibilities. To the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not hereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

      Compensation. During the Employment Period, unless his employment is earlier terminated pursuant to Section 3, the Executive shall receive:

        Base Salary. A minimum base salary ("Base Salary"), which shall be paid at a monthly rate, in an amount not less than the annualized monthly base salary rate paid or payable to the Executive during the month immediately preceding the month in which the Effective Date occurs, including any base salary which was earned but payment of which was deferred and any base salary which was paid or payable to the Executive by the Company and its affiliated companies. As used in this Agreement, the term "affiliated companies" shall include any company directly or indirectly controlled by, controlling or under common control with the Company.

        Annual Bonus. A minimum annual bonus ("Annual Bonus") in cash, payable in accordance with past practices of the Company, calculated by multiplying the Base Salary defined in Section 2(b)(i) times the Average Annual Bonus Percentage. The "Average Annual Bonus Percentage" is the average of the percentages of the Executive's Base Salary earned in a Fiscal Year represented by his annual bonus earned in respect of that Fiscal Year from the Company or its affiliated companies for each of the three Fiscal Years most recently ended; if the Executive has been employed by the Company for less than three years but more than one year, the Average Annual Bonus Percentage is the average of the percentages of the Executive's Base Salary earned in each of the full Fiscal Year(s) of his or her employment represented by his Annual Bonus earned in respect of that Fiscal Year from the Company or its affiliated companies. If the Executive has been employed by the Company for less than one year, the Executive will be entitled to the Bonus, if any, to which he would otherwise be entitled irrespective of the terms of this Agreement.

        Benefits. All pension, welfare and other employee benefits, fringe benefits and perquisites in amounts and on terms not less favorable than those to which the Executive was entitled on the Effective Date, subject only to benefits reductions within the scope of Section 3(c)( i).

    Termination of Employment.

      Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith and as set forth below that the Disability of the Executive has occurred or is continuing during the Employment Period, it may give to the Executive written notice of its intention to terminate the Executive's Employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total, and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

      Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For the sole and exclusive purposes of this Agreement, "Cause" shall mean:

        The willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for such performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

        The willful engaging by the Executive in (A) illegal conduct (other than minor traffic offenses), or (B) conduct which is in breach of the Executive's fiduciary duty to the Company and which is demonstrably injurious to the Company, its reputation or its business prospects.

      For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity to be heard before the Board), finding that, in the good-faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

      Good Reason. The Executive may voluntarily terminate his employment for Good Reason. For the sole and exclusive purposes of this Agreement, "Good Reason" shall mean:

        any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive and other than a failure to comply with Section 2(b)(iii) solely by reason of a reduction in benefits that applies to all salaried employees who are exempt from the wage and hour provisions of the Fair Labor Standards Act;

        the Company's requiring the Executive to be based at any office or location other than as provided in Section 2(a)(i) ;

        any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

        any failure by the Company to comply with and satisfy Paragraph 2 or 9(c) of this Agreement.

      Notice of Termination. Any termination of employment hereunder shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(c). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 90 days after the giving of such notice). Any failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a show of Good Reason or Cause shall not waive any right to the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

      Date of Termination. "Date of Termination " means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date 90 days after the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, an the case may be.

    Further Obligations of the Company Upon Termination.

      Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:

        The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

          To the extent not theretofore paid, the Executive's current base salary; plus

          All previously deferred base salary, bonuses and other compensation (together with any accrued interest thereon) not yet paid by the Company; plus

          A bonus equal to the Base salary earned from the beginning of the Fiscal Year in which the termination occurred to the Date of Termination multiplied by the Average Annual Bonus Percentage defined in Section 2(b)(ii); plus

          The product of three (3) times Final Compensation. "Final Compensation" is the sum of (x) the Base Salary defined in Section 2(b)(i), plus (y) the Average Annual Bonus Percentage defined in Section 2(b)(ii) multiplied by such Base Salary; plus

          Vacation pay equal to Final Compensation per day multiplied by the number of days of earned vacation not taken as of the Date of Termination.

        The Company shall continue to provide to the Executive, or reimburse the Executive for the cost of, all medical, hospitalization, disability, life insurance, club membership and automobile benefits, in amounts and on terms not less favorable than those to which the Executive was entitled on the Date of Termination, for three years after the Date of Termination, and shall pay or provide any other amounts or benefits required by law to be paid or provided to the Executive or which the Executive is entitled to receive under any Agreement, program, policy, practice, contract or agreement of the Company or any of its affiliated companies.

        If the aggregate amounts under (i) above are not paid to the Executive when due, interest thereon shall accrue and be paid to the Executive at the rate of the lesser of (A) 15% per annum, compounded monthly or (B) the maximum rate allowed by law.

        As a condition of receiving payments and benefits under this Section 4(a), the Executive must provide the Company with a release, satisfactory to the Company, of all claims, charges and causes of action the Executive may have arising out of or relating in any way to the Executive's employment by the Company and its affiliated companies and the termination of such employment, including, but not limited to, ADEA waivers. Such waiver need not, however, release the Company from claims, charges or causes of action the Executive may have under the Company's 2004 Long Term Incentive Plan or any successor long term incentive plan.

      Termination in Other Cases. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death or Disability, for Cause, or as a result of the Executive's termination thereof without Good Reason, this Agreement shall terminate with respect to the Executive without further obligations to the Executive or the Executive's legal representative under this Agreement.

    Non-exclusivity of Rights. Nothing shall herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or any of its affiliated companies or by law. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any other Agreement, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with its terms, unless explicitly modified by this Agreement.

    No Obligation to Mitigate. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive. Except as otherwise provided in this Section 6, in no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Notwithstanding the foregoing, if the Executive obtains other employment, the Company's obligation to provide medical, hospitalization, disability, or life insurance benefits under Section 4(a)(ii) shall be reduced to the extent such benefits are provided to the Executive as a result of such other employment.

    Legal Expenses. The Company and its affiliated companies shall pay promptly upon submission of appropriate invoices, to the full extent permitted by law, all reasonable attorneys' fees and related expenses which the Executive reasonably deems necessary to incur in connection with any dispute with respect to the validity or enforceability of, or liability under, any provision of this Agreement (including without limitation any dispute as to the amount of any payment pursuant to this Agreement); provided, however, that if the Company is advised by independent counsel that it will probably prevail if the dispute is litigated on a motion for summary judgment, the Company may refrain from such payments so long as the Company actively pursues a decision on such motion, and if such motion is granted and becomes a final, non-appealable order, the Company shall have no obligation under this Section 7 with respect to the Executive's attorneys' fees and related expenses in connection with such dispute. However, if such motion for summary judgment is denied and if such denial becomes a final, non-appealable order, the Company shall pay such attorneys' fees and related expenses, or, if the Executive has already paid such attorneys' fees and related expenses, the Company shall reimburse the Executive for such payment, together with interest, from the date of such payment to the date of reimbursement, at the rate of the lesser of (A) 15% per annum, compounded monthly or (B) the maximum rate allowed by law.

    Provisions Relating to Taxation of Payments.

      Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code (or any other provision of the Code relating to excise taxes or "excess parachute payments") or any interest or penalty is imposed on the Executive with respect to such excise tax, the Company shall pay to the Executive, within ten (10) business days of the determination that the payment would constitute a parachute payment, a tax "gross-up" payment to the extent necessary so that the net after-tax benefit to the Executive shall be equal to the net after-tax benefit if the excise tax associated with the "parachute payment" were not imposed. The determination on whether or not all or any portion of the payments and benefits provided to the Executive would constitute parachute payments shall be made by a national certified public accounting firm selected by the Company, and such determination shall be conclusive and binding on the Executive.

    Successors.

      This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive's legal representative.

      This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

      The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

    Miscellaneous.

      This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

      This Agreement may be amended, changed or ratified by the Company prior to the Effective Date in any manner by written notice to the Executive given in accordance with subparagraph (c) below; provided, however, that unless the first anniversary of the giving of such notice occurs prior to the Effective Date, no such amendment, change or modification adverse to the rights of the Executive hereunder shall become effective. This Agreement is intended to benefit and create a binding contractual relationship between the Executive and the Company, and to be enforceable by the Executive, with respect to the Executive, according to its terms.

      All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:

      At the current home address of the Executive identified in the personnel records of the Company.

      If to the Company:

      Mr. Craig E. LaBarge
      Chief Executive Officer and President
      LaBarge, Inc.
      9900A Clayton Road
      St. Louis, MO 63124

      Notices and communications shall be effective at the time they are given in the foregoing manner.

      The Company shall withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

      The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

      Except as may otherwise be provided under any other written agreement between the Executive and the Company the employment of the Executive by the Company is "at will" and, prior to the Effective Date, the Executive's employment may be terminated by either the Executive or the Company, in which case the Executive shall have no further rights under this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

LaBarge, Inc.

By:

Craig E. LaBarge
Chief Executive Officer and President

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